Exhibit 3.1.1

ABOVE SPACE IS FOR OFFICE USE ONLY

Formation - Profit Corporation

☐ 78A Formation - Close Corporation

Beneficient

2. Registered Agent for Service of Process: (Check only one box)

☒ Commercial Registered Agent:(name only below) ☐ Noncommercial Registered Agent (name and address below) ☐ Office or Position with Entity (title and address below)

Capitol Corporate Services, Inc.

Street Address	City	State	Zip Code
		Nevada	

2a. Certificate of Acceptance of Appointment of Registered Agent:

x Krista Abair, Asst. Secretary 06/06/2023

(NRS 78: Board of Directors/ Trustees is required.

#	Name	Country	Street Address	City	State	Zip/Postal Code
1)	Brad K. Heppner	U.S.A.	112 North Curry Street	Carson City	NV	89703
2)	Peter T. Cangany, Jr.	U.S.A.	112 North Curry Street	Carson City	NV	89703
3)	Richard W. Fisher	U.S.A.	112 North Curry Street	Carson City	NV	89703

5. Jurisdiction of Incorporation: (NRS 80 only)

5a. Jurisdiction of incorporation: ______

This form must be accompanied by appropriate fees.

Page 1 of 2
Revised: 10/9/2019

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov www.nvsilverflume.gov ABOVE SPACE IS FOR OFFICE USE ONLY Formation—Profit Corporation NRS 89—Articles of Incorporation NRS 78—Articles of Incorporation Domestic Corporation NRS 80—Foreign Corporation    Professional Corporation 78A Formation—Close Corporation (Name of Close Corporation MUST appear in the below heading) Articles of Formation of ______________________________________________ a close corporation (NRS 78A) TYPE OR PRINT—USE DARK INK ONLY—DO NOT HIGHLIGHT 1. Name of Entity: (If foreign, name in home jurisdiction) 2. Registered Agent Commercial Registered Agent Noncommercial (name and address Registered below)    Office (title or and Position address with below) Entity    for Service Agent:(name only below) of Process: (Check only one box) Name of Registered Agent OR Title of Office or Position with Entity Nevada Street Address City Zip Code Nevada Mailing Address (if different from street address) City Zip Code 2a. Certificate of I hereby accept appointment as Registered Agent for the above named Entity. If the registered agent is Acceptance of unable to sign the Articles of Incorporation, submit a separate signed Registered Agent Acceptance form. Appointment of Registered Agent: X __________________________________________________________________________ Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity Date 3. Governing Board: (NRS 78A, close corporation This corporation is a close corporation operating with a board of directors                Yes OR                No only, check one box; if yes, complete article 4 below) 4. Names and 1) Addresses of the    Name Country Board of Directors/ Trustees or Stockholders Street Address City State    Zip/Postal Code (NRS 78: Board of Directors/ 2) Trustees is required. NRS 78a: Required if the Close Name Country Corporation is governed by a board of directors. NRS 89: Required to have the Original stockholders and Street Address City State    Zip/Postal Code directors. A certificate from the 3) regulatory board must be submitted showing that each Name Country individual is licensed at the time of filing. See instructions) Street Address City State    Zip/Postal Code 5. Jurisdiction of incorporation: 5a. Jurisdiction of    5b. I declare this entity is in good standing in Incorporation: (NRS the jurisdiction of its incorporation. 80 only) Page 1 of 2 This form must be accompanied by appropriate fees. Revised: 10/9/2019

Formation - Profit Corporation

Continued, Page 2

6. Benefit Corporation: (For NRS 78, NRS 78A, and NRS 89, optional. See instructions.)	By selecting "Yes" you are indicating that the corporation is organized as a benefit corporation pursuant to NRS Chapter 78B with a purpose of creating a general or specific public benefit. The purpose for which the benefit corporation is created must be disclosed in the below purpose field.	Yes ☐
7. Purpose/Profession to be practiced: (Required for NRS 80, NRS 89 and any entity selecting Benefit Corporation. See instructions.)	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Chapter 78 of the Nevada Revised Statutes, as the same may be amended from time to time.	
8. Authorized Shares: (Number of shares corporation is authorized to issue)	Number of Authorized shares with Par value: 1,770,000,000 Number of Common shares with Par value: 1,520,000,000 Number of Preferred shares with Par value: 250,000,000 Number of shares with no par value: 0 If more than one class or series of stock is authorized, please attach the information on an additional sheet of paper.	Par value: $ Par value: $ 0.0010000000 Par value: $ 0.0010000000
9. Name and Signature of: Officer making the statement or Authorized Signer for NRS 80. **Name, Address and Signature of** the **Incorporator** for NRS 78, 78A, and 89. NRS 89 - Each Organizer/ Incorporator must be a licensed professional.	I declare, to the best of my knowledge under penalty of perjury, that the information contained herein is correct and acknowledge that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing in the Office of the Secretary of State. Name: Alexa Cooper Country: U.S.A. Address: 2323 Victory Avenue, Suite 700 City: Dallas State: TX Zip/Postal Code: 75219 X Alexa Cooper	(attach additional page if necessary)

AN INITIAL LIST OF OFFICERS MUST ACCOMPANY THIS FILING

See Attachment to the Articles of Incorporation of Beneficient attached hereto and incorporated herein by reference.

This form must be accompanied by appropriate fees.

Page 2 of 2
Revised: 10/9/2019

BARBARA K. CEGAVSKE Secretary of State Formation -202 North Carson Street Carson City, Nevada 89701-4201 Profit Corporation (775) 684-5708 Website: www.nvsos.gov Continued, Page 2 www.nvsilverflume.gov    6. Benefit By selecting “Yes” you are indicating that the corporation is organized as a Corporation: benefit corporation pursuant to NRS Chapter 78B with a purpose of creating a Yes (For NRS 78, NRS 78A, and NRS general or specific public benefit. The purpose for which the benefit corporation is 89, optional. See instructions.) created must be disclosed in the below purpose field. 7. Purpose/Profession to be practiced: (Required for NRS 80, NRS 89 and any entity selecting Benefit Corporation. See instructions.) 8. Authorized Number of Authorized shares with Par value:    Par value: $    Shares: Number of Common shares with Par value: Par value: $    (Number of shares corporation is authorized to issue) Number of Preferred shares with Par value: Par value: $ Number of shares with no par value: If more than one class or series of stock is authorized, please attach the information on an additional sheet of paper. 9. Name and                Officer I declare, to the best of my knowledge under penalty of perjury, that the information contained Signature    of:    making the    statement or herein is correct and acknowledge that pursuant to NRS 239.330, it is a category C felony to Authorized Signer    for knowingly offer any false or forged instrument for filing in the Office of the Secretary of State. NRS 80.    Name, Address and    Signature    of the Name Country NRS 78,    Incorporator for    78A, and 89. NRS 89—Address    City State Zip/Postal Code    Each Organizer/ Incorporator must be a . X _________________________________________ (attach additional page if necessary) licensed professional    AN INITIAL LIST OF OFFICERS MUST ACCOMPANY THIS FILING Please include any required or optional information in space below: (attach additional page(s) if necessary) This form must be accompanied by appropriate fees. Page 2 of 2    Revised: 10/9/2019

ATTACHMENT TO

ARTICLES OF INCORPORATION

OF

BENEFICIENT,

a Nevada corporation

ARTICLE IV

BOARD OF DIRECTORS

(continued)

Section 1. General Powers. The Corporation elects to be run by a board of directors of the Corporation (the “Board”). The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.

Section 2. Number of Directors. Subject to the rights, if any, of the holders of any outstanding class or series of Preferred Stock (as defined herein), the number of directors of the Corporation shall be fixed from time to time exclusively by resolution of the Board; provided that the initial number of directors of the Corporation shall be nine (9). No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

Section 3. Initial Directors. The names and addresses of the initial members of the Board are as follows:

NAME	ADDRESS
Brad K. Heppner	112 North Curry Street, Carson City, NV 89703
Peter T. Cangany, Jr.	112 North Curry Street, Carson City, NV 89703
Richard W. Fisher	112 North Curry Street, Carson City, NV 89703
Derek L. Fletcher	112 North Curry Street, Carson City, NV 89703
Thomas O. Hicks	112 North Curry Street, Carson City, NV 89703
Emily B. Hill	112 North Curry Street, Carson City, NV 89703
Dennis P. Lockhart	112 North Curry Street, Carson City, NV 89703
James G. Silk	112 North Curry Street, Carson City, NV 89703
Bruce W. Schnitzer	112 North Curry Street, Carson City, NV 89703

Section 4. Election. Subject to the rights, if any, of the holders of any outstanding class or series of Preferred Stock, the directors shall be elected at each annual meeting of stockholders; provided that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

(a) If on the record date for notice of any meeting of stockholders of the Corporation at which directors are to be elected by the holders of Common Stock, (i) the aggregate number of outstanding shares of Class B Common Stock is at least twenty-five percent (25%) of the number of shares of Class B Common Stock outstanding on the date hereof, or (ii) if the condition in preceding clause (i) is not satisfied, the aggregate capital account balances with respect to the limited partner interests in Beneficient Company Holdings, L.P., a Delaware limited partnership, held by the Class B Holders is an amount that is at least twenty percent (20%) of the aggregate capital account balances of such limited partner interests on the date hereof (the condition in either clause (i) or clause (ii) being referred to as the “Class B Threshold”), then:

i. Holders of shares of Class B Common Stock, voting as a separate class, shall be entitled to elect that number of directors which constitutes fifty-one percent (51%) (rounded up to the nearest whole number) of the total number of authorized directors on the Board (the “Class B Directors”).

ii. Holders of shares of Class A Common Stock and holders of shares of Class B Common Stock, voting together as a single class, shall be entitled to elect all remaining directors on the Board (the “Class A Directors”).

(b) If on the record date for notice of any meeting of stockholders of the Corporation at which directors are to be elected by the holders of Common Stock, the aggregate number of outstanding shares of Class B Common Stock does not meet the Class B Threshold, then holders of Common Stock shall vote together as a single class with respect to the election of directors.

Section 5. Vacancies. Subject to Article IV, Section 4, to the rights, if any, of the holders of any outstanding class or series of Preferred Stock, and to the terms and conditions of the Stockholders Agreement, to be entered into, by and among the Corporation and the stockholders named therein (the “Stockholders Agreement”), any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative majority vote of the directors then in office, or by a sole remaining director, and shall not be filled by the stockholders; provided, however, that any vacancy in the office of a Class B Director shall be filled solely by the holders of the Class B Common Stock, voting as a separate class, or, in the absence of a stockholder vote, by a vote of the remaining Class B Directors; provided further, that if (i) any increase in the number of directors results in the Class B Directors representing less than fifty-one percent (51%) (rounded up to the nearest whole number) of the directors, and (ii) at the time of such increase, the aggregate number of outstanding shares of Class B Common Stock meets the Class B Threshold, then the newly created directorship resulting from such increase shall be filled by the holders of the Class B Common Stock, voting as a separate class, or, in the absence of a stockholder vote, by a vote of the remaining Class B Directors. Any director elected to fill a vacancy in the office of a director or elected to fill a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified.

Section 6. Voting. Directors shall all have one vote per director on all matters brought before the Board; provided, however, that in the event of a vacancy in the office of a Class B Director, each Class B Director shall have the number of votes per Class B Director equal to (i) the total number of Class B Director seats divided by (ii) the number of Class B Director seats that are not then vacant.

Section 7. Removal. Subject to the rights, if any, of the holders of any outstanding class or series of Preferred Stock and the terms and conditions of the Stockholders Agreement, if the aggregate number of outstanding shares of Class B Common Stock meets the Class B Threshold, (i) a Class A Director may be removed from office at any time by an affirmative vote of the stockholders representing not less than two-thirds of the voting power of the outstanding Common Stock that is entitled to vote for the election of directors at an annual or special meeting duly noticed and called in accordance with these Articles of Incorporation (as amended from time to time, including the terms of any duly filed certificate of designation related thereto, these “Articles”) or the Bylaws of the Corporation (the “Bylaws”), voting together as a single class, and (ii) a Class B Director may be removed from office at any time by an affirmative vote of the stockholders representing not less than two-thirds of the voting power of the outstanding Class B Common Stock that is entitled to vote at an annual or special meeting duly noticed and called in accordance with these Articles or the Bylaws, voting as a separate class. If the aggregate number of outstanding shares of Class B Common Stock does not meet the Class B Threshold, then, subject to the rights, if any, of the holders of any outstanding class or series of Preferred Stock, any director may be removed by an affirmative vote of the stockholders representing not less than two-thirds of the voting power of the outstanding Common Stock that is entitled to vote for the election of directors at an annual or special meeting duly called in accordance with these Articles or the Bylaws, voting as a single class.

Section 8. Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

Section 9. Election of Directors. The election of directors of the Corporation need not be by written ballot except to the extent provided in the Bylaws.

ARTICLE VIII

AUTHORIZED SHARES

(continued)

Section 1. Capital Stock

(a) Number of Authorized Shares. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 1,770,000,000 shares, consisting of: (i) 1,500,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”); (ii) 20,000,000 shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”); and (iii) 250,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). The term “Common Stock” shall mean, collectively, the Class A Common Stock and the Class B Common Stock.

(b) Increase or Decrease in Authorized Capital Stock. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote thereon, unless a separate vote of any such holders is required pursuant to the terms of any certificate of designations for a series of Preferred Stock, irrespective of the provisions of Sections 78.2055 and 78.207 of the NRS or any successor provision thereof.

(c) No Cumulative Voting. Holders of a class or series of capital stock of the Corporation shall not be entitled to cumulate their votes in any election of directors in which they are entitled to vote and shall not, unless specifically provided in a certificate of designation for such class or series, be entitled to any preemptive rights to acquire shares of any class or series of capital stock of the Corporation.

(d) Facts or Events Ascertainable Outside of Articles of Incorporation. Any of the voting powers, designations, preferences, limitations, restrictions and relative rights of any class or series of stock of the Corporation may be made dependent upon any fact or event which may be ascertained outside these Articles if the manner in which a fact or event may operate upon the voting powers, designations, preferences, limitations, restrictions and relative rights is stated in these Articles, all to the fullest extent permitted by the NRS.

(e) Certain Distributions. Notwithstanding anything to the contrary in these Articles or in the Bylaws, the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by Section 78.288(2)(b) of the NRS.

Section 2. Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

(a) Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board upon any issuance of the Preferred Stock of any series.

(b) Voting. Subject to Article IV and except as otherwise provided by these Articles or as provided by law, or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote on all matters (including the election of directors pursuant to Article IV) submitted to a vote or for the consent (if action by written consent of the stockholders is not prohibited at such time under these Articles) of the stockholders of the Corporation. Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder, and each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder. Notwithstanding any other provision of these Articles to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to these Articles (including any Preferred Stock Designation (as defined below)) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to these Articles (including any Preferred Stock Designation) or Chapter 78 of the NRS.

(c) Voluntary Conversion.

i. Each share of Class B Common Stock will be convertible, at the option of the holder thereof, into one fully paid and non-assessable share of Class A Common Stock. Any such conversion may be effected by any holder of Class B Common Stock by surrendering such holder’s certificate or certificates for the Class B Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Class B Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Class B Common Stock represented by such certificate or certificates and stating the name or names in which such holder desires the certificate or certificates representing shares of Class A Common Stock to be issued and, if less than all of the shares of Class B Common Stock represented by one certificate are to be converted, the name or names in which such holder desires the certificate representing such remaining shares of Class B Common Stock to be issued. If required by the Corporation, any certificate representing shares surrendered for conversion in accordance with this Section will be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder, and will, if required by the last sentence of Subsection (b) below, be accompanied by payment, or evidence of payment, of applicable issue or transfer taxes. Promptly thereafter, the Corporation will issue and deliver to such holder or such holder’s nominee or nominees, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder will be entitled as herein provided. If less than all of the shares of Class B Common Stock represented by any one certificate are to be converted, the Corporation will issue and deliver to such holder or such holder’s nominee or nominees a new certificate representing the shares of Class B Common Stock not converted. Such conversion will be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer and payment or evidence of payment of taxes referred to above, and the person or persons entitled to receive the Class A Common Stock issuable on such conversion will be treated for all purposes as the record holder or holders of such Class A Common Stock on that date. A number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock outstanding from time to time will be set aside and reserved for issuance upon conversion of shares of Class B Common Stock. Shares of Class A Common Stock are not convertible into shares of any other class or series of Common Stock.

ii. The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of certificates representing shares of Class A Common Stock on conversion of shares of Class B Common Stock pursuant to this Section. The Corporation will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of certificates representing any shares of Class A Common Stock in a name other than that in which the shares of Class B Common Stock so converted were registered and no such issue or delivery will be made unless and until the person or entity requesting the same has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

(d) Automatic Conversion. If any holder of Class B Common Stock shall have transferred any shares of Class B Common Stock, other than a Permitted Transfer (as defined below), each such transferred share of Class B Common Stock will be automatically converted into one fully paid and non-assessable share of Class A Common Stock. As used herein, “Permitted Transfer” means a sale, transfer or assignment of Class B Common Stock to (i) an existing holder of Class B Common Stock as of the date on which the shares of Class B Common Stock were initially issued by the Corporation or such existing holder’s Affiliate Transferee or (ii) to an Affiliate Transferee, so long as the holder of such shares of Class B Common Stock as of the date such shares of Class B Common Stock were initially issued by the Corporation retains (A) the power (whether exclusive or shared) to vote or direct the voting of such shares by proxy, voting agreement or otherwise and (B) control over the disposition of such shares. As used herein, “Affiliate Transferee” means any other Person that directly or indirectly through one or more intermediaries Controls (as defined in Article XVI), is Controlled by, or is under common Control with, a holder of shares Class B Common Stock as of the date such shares of Class B Common Stock were initially issued by the Corporation or a trust for the benefit such holder. Notwithstanding the foregoing, if, at any time after a Permitted Transfer to an Affiliate Transferee pursuant to this paragraph, such Affiliate Transferee no longer meets the definition of Affiliate Transferee, each such transferred share of Class B Common Stock will be automatically converted into one fully paid and non-assessable share of Class A Common Stock.

(e) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding class or series of Preferred Stock, the holders of shares of Common Stock shall be entitled, on a per share basis, to receive such dividends and other distributions of cash, property, shares of capital stock or rights to acquire shares of capital stock of the Corporation when, as and if declared thereon by the Board from time to time with respect to Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the case of any dividends in Common Stock, the Class A Common Stock shall be entitled only to receive Class A Common Stock and the Class B Common Stock shall be entitled only to receive Class B Common Stock. In no event shall the shares of either Class A Common Stock or Class B Common Stock be split, divided, or combined unless the outstanding shares of the other class shall be proportionately split, divided or combined.

(f) Liquidation. In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of shares of Common Stock shall be entitled, pro rata on a per share basis, to all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock, subject to applicable law and the rights, if any, of the holders of any outstanding class or series of Preferred Stock. For purposes of this paragraph, unless otherwise provided with respect to any then outstanding series of Preferred Stock, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, either voluntary or involuntary.

(g) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

Section 3. Preferred Stock. The Board is hereby authorized to provide, by resolution or resolutions adopted by the Board, for the issuance of Preferred Stock from time to time in one or more classes and/or series, and by filing a certificate of designation pursuant to the applicable law of the State of Nevada (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish the number of shares of each such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation of each such class or series, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any of the shares of each such class or series, all to the fullest extent permitted by Chapter 78 of the NRS, or any successor law(s) of the State of Nevada. Without limiting the generality of the foregoing, the Board is authorized to provide that shares of a class or series of Preferred Stock:

(a) are entitled to cumulative, partially cumulative or noncumulative dividends or other distributions payable in cash, capital stock or indebtedness of the Corporation or other property, at such times and in such amounts as are set forth in the Preferred Stock Designation establishing such class or series or as are determined in a manner specified in the Preferred Stock Designation;

(b) are entitled to a preference with respect to payment of dividends over one or more other classes and/or series of capital stock of the Corporation;

(c) are entitled to a preference with respect to any distribution of assets of the Corporation upon its liquidation, dissolution or winding up over one or more other classes and/or series of capital stock of the Corporation in such amount as is set forth in the Preferred Stock Designation establishing such class or series or as is determined in a manner specified in the Preferred Stock Designation;

(d) are redeemable, convertible or exchangeable at the option of the Corporation and/or on a mandatory basis for cash, capital stock or indebtedness of the Corporation or other property, at such times or upon the occurrence of such events, and at such prices, as are set forth in the resolutions of the Board establishing such class or series or as are determined in a manner specified in the Preferred Stock Designation;

(e) are entitled to the benefits of such sinking fund, if any, as is required to be established by the Corporation for the redemption and/or purchase of such shares by the resolutions of the Board establishing such class or series;

(f) are convertible at the option of the holders thereof into shares of any other class or series of capital stock of the Corporation, at such times or upon the occurrence of such events, and upon such terms, as are set forth in the resolutions of the Board establishing such class or series or as are determined in a manner specified in the Preferred Stock Designation;

(g) are exchangeable at the option of the holders thereof for cash, capital stock or indebtedness of the Corporation or other property, at such times or upon the occurrence of such events, and at such prices, as are set forth in the resolutions of the Board establishing such class or series or as are determined in a manner specified in the Preferred Stock Designation;

(h) are entitled to such voting rights, if any, as are specified in the resolutions of the Board establishing such class or series (including, without limiting the generality of the foregoing, the right to elect one or more directors voting alone as a single class or series or together with one or more other classes and/or series of Preferred Stock, if so specified by the Preferred Stock Designation) at all times or upon the occurrence of specified events;

(i) are subject to restrictions on the issuance of additional shares of Preferred Stock of such class or series or of any other class or series, or on the reissuance of shares of Preferred Stock of such class or series or of any other class or series, or on increases or decreases in the number of authorized shares of Preferred Stock of such class or series or of any other class or series;

(j) are superior or rank equally or are junior to any other series of Preferred Stock to the extent permitted by law; and

(k) are otherwise authorized to the fullest extent permissible under the NRS.

Section 4. Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issuance or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase all or any part of any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

Section 5. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE X

LIABILITY AND INDEMNIFICATION

To the fullest extent permitted by Section 78.138 of the NRS or any successor provision of Nevada law, no director or officer shall be personally liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer. No amendment to, or modification or repeal of, this Article X shall adversely affect any right or protection of a director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal. The Corporation is authorized to indemnify and to advance expenses to each current, former or prospective director, officer, employee or agent of the Corporation to the fullest extent permitted by the Bylaws and Sections 78.7502 and 78.751 of the NRS, or any successor provision of Nevada law allowing greater indemnification or advancement of expenses.

ARTICLE XI

MATTERS RELATING TO STOCKHOLDERS

Section 1. No Action by Written Consent. Prior to the Avalon Merger Effective Time (as such term is defined in that certain Business Combination Agreement, by and among Avalon Acquisition, Inc., The Beneficient Company Group, L.P., Beneficient Merger Sub I, Inc. and Beneficient Merger Sub II, LLC (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”)), any action required or permitted to be taken by stockholders of the Corporation may be taken by written consent without a meeting with the approval of the holders of outstanding capital stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted. Any time after the Avalon Merger Effective Time (as such term is defined in the Business Combination Agreement), and subject to the rights, if any, of the holders of any outstanding class or series of Preferred Stock, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent without a meeting; provided, however, that if the aggregate number of outstanding shares of Class B Common Stock meets the Class B Threshold, then any action required or permitted to be taken by the holders of Class B Common Stock may be effected by an action by written consent in lieu of a meeting with the approval of the holders of outstanding Class B Common Stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock entitled to vote thereon were present and voted.

Section 2. Special Meetings of Stockholders. Subject to the rights, if any, of the holders of any outstanding class or series of Preferred Stock, special meetings of stockholders for any purpose or purposes may be called at any time by the Chairman of the Board, the Chief Executive Officer, or the President of the Corporation upon direction of the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by another person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

ARTICLE XII

AMENDMENTS

Section 1. Amendment to Articles. The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in these Articles, in the manner, and subject to approval by stockholders, as now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided that any amendment to Article IV, Article X, Article XI, Article XII, Article XIV, Article XV or Article XVI shall be effective only upon the affirmative vote of the holders of Common Stock and Preferred Stock then outstanding representing two-thirds or more of the votes eligible to be cast in an election of directors; provided further, that if the aggregate number of outstanding shares of Class B Common Stock meets the Class B Threshold, then any amendment to Article IV, Article VIII, Article X, Article XI, Article XII, Article XIV, Article XV or Article XVI shall be effective only upon the affirmative vote of the holders of Class B Common Stock then outstanding representing a majority of the votes eligible to be cast in an election of directors.

Section 2. Amendment to Bylaws. In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws. Notwithstanding the foregoing, in addition to any affirmative vote of the holders of any class or series of Preferred Stock required pursuant to a Preferred Stock Designation, the Bylaws may also be amended, altered or repealed and new Bylaws may be adopted by the affirmative vote of the holders of a majority of the voting power of the Corporation entitled to vote thereon.

Section 3. Severability. If any provision or provisions of these Articles shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Articles (including, without limitation, each portion of any paragraph of these Articles containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of these Articles

(including, without limitation, each such portion of any paragraph of these Articles containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XIII

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall, to the fullest extent permitted by law, be the exclusive forum for any or all actions, suits, proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim (each, an “Action”), (a) brought in the name or right of the Corporation or on its behalf; (b) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) arising or asserting a claim pursuant to any provision of NRS Chapters 78 or 92A or any provision of these Articles or the Bylaws; (d) to interpret, apply, enforce or determine the validity of these Articles or the Bylaws; or (e) asserting a claim governed by the internal affairs doctrine. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such Action, then any other state district court located in the State of Nevada shall be the exclusive forum for such Action. In the event that no state district court in the State of Nevada has jurisdiction over any such Action, then a federal court located within the State of Nevada shall be the exclusive forum for such Action. Notwithstanding the foregoing, the provisions of this Article XIII shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Additionally, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against the Corporation or any of the Corporation’s directors, officers, other employees or agents. Any person or entity that acquires any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to all of the provisions of this Article XIII.

ARTICLE XIV

ACQUISITION OF CONTROLLING INTEREST

The Corporation expressly elects not to be governed by the provisions of Sections 78.378 through 78.3793, inclusive, of the NRS.

ARTICLE XV

COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation expressly elects not to be governed by the provisions of Sections 78.411 through 78.444, inclusive, of the NRS.

ARTICLE XVI

CERTAIN BUSINESS OPPORTUNITIES

Section 1. Certain Acknowledgements; Definitions.

(a) In recognition and anticipation that:

i. directors and officers of the Corporation may serve as directors, officers, employees and agents of any other corporation, company, partnership, association, firm or other entity, including, without limitation, Subsidiaries and Affiliates of the Corporation (“Other Entity”),

ii. the Corporation, directly or indirectly, may engage in the same, similar or related lines of business as those engaged in by any Other Entity and other business activities that overlap with or compete with those in which such Other Entity may engage,

iii. the Corporation may have an interest in the same areas of business opportunity as any Other Entity, and

iv. the Corporation may engage in material business transactions with any Other Entity and its Affiliates, including, without limitation, receiving services from, providing services to or being a significant customer or supplier to such Other Entity and its Affiliates, and that the Corporation and such Other Entity or one or more of their respective Subsidiaries or Affiliates may benefit from such transactions, and as a consequence of the foregoing, it is in the best interests of the Corporation that the rights of the Corporation, and the duties of any directors or officers of the Corporation (including any such Persons who are also directors, officers or employees of any Other Entity), be determined and delineated, as set forth herein, in respect of (A) any transactions between the Corporation and its Subsidiaries or Affiliates, on the one hand, and such Other Entity and its Subsidiaries or Affiliates, on the other hand, and (B) any potential transactions or matters that may be presented to officers or directors of the Corporation, or of which such officers or directors may otherwise become aware, which potential transactions or matters may constitute business opportunities of the Corporation or any of its Subsidiaries or Affiliates.

(b) In recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with any Other Entity and of the benefits to be derived by the Corporation by the possible service as directors or officers of the Corporation and its Subsidiaries of Persons who may also serve from time to time as directors, officers or employees of any Other Entity, the provisions of this Article XVI will, to the fullest extent permitted by law, regulate and define the conduct of the business and affairs of the Corporation in relation to such Other Entity and its Affiliates, and as such conduct and affairs may involve such Other Entity’s respective directors, officers or employees, and the powers, rights, duties and liabilities of the Corporation and its officers and directors in connection therewith and in connection with any Potential Business Opportunity (as defined below) of the Corporation.

(c) Any Person purchasing, receiving or otherwise becoming the owner of any shares of capital stock of the Corporation, or any interest therein, will be deemed to have notice of and to have consented to the provisions of this Article XVI. References in this Article XVI to “directors,” “officers” or “employees” of any Person will be deemed to include those Persons who hold similar positions or exercise similar powers and authority with respect to any Other Entity that is a limited liability company, partnership, joint venture or other non-corporate entity.

(d) Definitions for Article XVI. For purposes of this Article XVI, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with such Person.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by agreement, or otherwise. The terms “Controls”, “Controlled” and “Controlling” will have corresponding meanings.

“Person” means a natural person, corporation, limited liability company, partnership, joint venture, trust, unincorporated association or other legal entity.

“Subsidiary” when used with respect to any Person, means any other Person (1) of which (x) in the case of a corporation, at least (A) 50% of the equity or (B) 50% of the voting interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (y) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (A) owns at least 50% of the equity interests thereof or (B) has the power to elect or direct the election of at least 50% of the members of the governing body thereof or otherwise has Control over such organization or entity; or (2) that is required to be consolidated with such first Person for financial reporting purposes under U.S. Generally Accepted Accounting Principles, as in effect from to time.

Section 2. Duties of Directors and Officers Regarding Potential Business Opportunities; No Liability for Certain Acts or Omissions. If a director or officer of the Corporation is offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Corporation or any of its Subsidiaries or Affiliates, in which the Corporation could, but for the provisions of this Article XII, have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”):

(a) such director or officer will, to the fullest extent permitted by law, have no duty or obligation to refer such Potential Business Opportunity to the Corporation, or to refrain from referring such Potential Business Opportunity to any Other Entity, or to give any notice to the Corporation regarding such Potential Business Opportunity (or any matter related thereto),

(b) such director or officer will not be liable to the Corporation or any of its Subsidiaries or any of its stockholders, as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Corporation or any of its Subsidiaries, or for referring such Potential Business Opportunity to any Other Entity, or for any failure to give any notice to or otherwise inform the Corporation or any of its Subsidiaries regarding such Potential Business Opportunity or any matter relating thereto,

(c) any Other Entity may engage or invest in, independently or with others, any such Potential Business Opportunity,

(d) the Corporation shall not have any right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom, and

(e) the Corporation shall have no interest or expectancy, and hereby specifically renounces any interest or expectancy, in any such Potential Business Opportunity, unless both the following conditions are satisfied: (i) such Potential Business Opportunity was expressly offered to a director or officer of the Corporation solely in his or her capacity as a director or officer of the Corporation or as a director or officer of any Subsidiary of the Corporation and (ii) such opportunity relates to a line of business in which the Corporation or any of its Subsidiaries is then directly engaged.

Section 3. Amendment of Article XVI. No alteration, amendment or repeal, or adoption of any provision inconsistent with, any provision of this Article XVI will have any effect upon:

(a) any agreement between the Corporation or an Affiliate thereof and any Other Entity or an Affiliate thereof, that was entered into before the time of such alteration, amendment or repeal or adoption of any such inconsistent provision (the “Amendment Time”), or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before or after the Amendment Time,

(b) any transaction entered into between the Corporation or an Affiliate thereof and any Other Entity or an Affiliate thereof, before the Amendment Time,

(c) the allocation of any business opportunity between the Corporation or any Subsidiary or Affiliate thereof and any Other Entity before the Amendment Time, or

(d) any duty or obligation owed by any director or officer of the Corporation or any Subsidiary of the Corporation (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such director or officer was offered, or of which such director or officer otherwise became aware, before the Amendment Time (regardless of whether any proceeding relating to any of the above is commenced before or after the Amendment Time).

BARBARA K. CEGAVSKE    Secretary of State Initial List and State 202 North Carson Street Carson City, Nevada 89701-4201 Business License (775) 684-5708 Application Website: www.nvsos.gov www.nvsilverflume.gov Initial List of Officers, Managers, Members, General Partners, Managing Partners, or Trustees:    NAME OF ENTITY TYPE OR PRINT ONLY—USE DARK INK ONLY—DO NOT HIGHLIGHT    IMPORTANT: Read instructions before completing and returning this form. Please indicate the entity type (check only one): Corporation This corporation is publicly traded, the Central Index Key number is: Nonprofit Corporation (see nonprofit sections below) Limited-Liability Company Limited Partnership Limited-Liability Partnership Limited-Liability Limited Partnership (If formed at the same time as the Limited Partnership) Business Trust Additional Officers, Managers, Members, General Partners, Managing Partners, Trustees or Subscribers, may be listed on a supplemental page. CHECK ONLY IF APPLICABLE                Pursuant to NRS Chapter 76, this entity is exempt from the business license fee. 001—Governmental Entity 006—NRS 680B.020 Insurance Co, provide license or certificate of authority number    For nonprofit entities formed under NRS Chapter 80: entities without 501(c) nonprofit designation are required to maintain a state business license, the fee is $200.00. Those claiming an exemption under 501(c) designation must indicate by checking box below. Pursuant to NRS Chapter 76, this entity is a 501(c) nonprofit entity and is exempt from the business license fee. Exemption code 002 For nonprofit entities formed under NRS Chapter 81: entities which are Unit-owners’are association excluded or from    Religious, the requirement charitable, to fraternal obtain a or other organization that qualifies as a tax-exempt organization pursuant to 26 U.S.C. § 501(c)    state business license. Please indicate below    if $ this entity for falls under one of these categories by marking the appropriate box. If the entity does not fall under either of these categories please submit 200.00 the state business license. Unit-owners’ Association Religious, charitable, fraternal or other organization that qualifies as a tax-exempt organization pursuant to 26 U.S.C. § 501(c)    For nonprofit entities formed under NRS Chapter 82 and 80: Charitable Solicitation Information—check applicable box    Does the Organization intend to solicit charitable or tax deductible contributions? No – no additional form is required Yes – the “Charitable Solicitation Registration Statement” is required. The Organization claims exemption pursuant to NRS 82A.210—the “Exemption From Charitable Solicitation Registration Statement” is required ** Failure to include the required statement form will result in rejection of the filing and could result in late fees.**    Page 1 of 2 Revised: 1/1/2019

Initial List and State Business License Application - Continued

Officers, Managers, Members, General Partners, Managing Partners or Trustees:

CORPORATION, INDICATE THE PRESIDENT, OR EQUIVALENT OF: Title: Chief Executive Officer

Name	Country
Brad K. Heppner	U.S.A.

CORPORATION, INDICATE THE SECRETARY, OR EQUIVALENT OF: Title: General Counsel

Name	Country
David B. Rost	U.S.A.

CORPORATION, INDICATE THE TREASURER, OR EQUIVALENT OF: Title: Chief Financial Officer

Name	Country
Gregory W. Ezell	U.S.A.

Address	City	State	Zip/Postal Code
112 North Curry Street	Carson City		89703

CORPORATION, INDICATE THE DIRECTOR:

Name	Country
Brad K. Heppner	U.S.A.

X David B. Rost

Title	Date
General Counsel	06/06/2023

Page 2 of 2
Revised: 1/1/2019

BARBARA K. CEGAVSKE    Secretary of State Initial List and State 202 North Carson Street Carson City, Nevada 89701-4201 Business License (775) 684-5708 Application—Continued Website: www.nvsos.gov www.nvsilverflume.gov Officers, Managers, Members, General Partners, Managing Partners or Trustees: CORPORATION, INDICATE THE PRESIDENT,    OR EQUIVALENT OF: Title: Name Country Address City State Zip/Postal Code    CORPORATION, INDICATE THE SECRETARY,    OR    EQUIVALENT OF: Title: Name Country Address City State Zip/Postal Code    CORPORATION, INDICATE THE TREASURER,    OR    EQUIVALENT OF: Title: Name Country Address City State Zip/Postal Code    CORPORATION, INDICATE THE DIRECTOR:    Name Country Address City State Zip/Postal Code    None of the officers or directors identified in the list of officers has been identified with the fraudulent intent of concealing the identity of any person or persons exercising the power or authority of an officer or director in furtherance of any unlawful conduct. I declare, to the best of my knowledge under penalty of perjury, that the information contained herein is correct and acknowledge that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing in the Office of the Secretary of State.    X Signature of Officer, Manager, Managing Title Date Member, General Partner, Managing Partner, Trustee, Member, Owner of Business, Partner or Authorized Signer FORM WILL BE RETURNED IF UNSIGNED.    Page 2 of 2 Revised: 1/1/2019

INITIAL LIST AND STATE BUSINESS LICENSE APPLICATION

OF

BENEFICIENT

(CONTINUED)

NAME AND ADDRESS	TITLE
Peter T. Cangany, Jr.	Director
112 North Curry Street
Carson City, NV 89703

Richard W. Fisher	Director
112 North Curry Street
Carson City, NV 89703

Derek L. Fletcher	Director
112 North Curry Street
Carson City, NV 89703

Thomas O. Hicks	Director
112 North Curry Street
Carson City, NV 89703

Emily B. Hill	Director
112 North Curry Street
Carson City, NV 89703

Dennis P. Lockhart	Director
112 North Curry Street
Carson City, NV 89703

James G. Silk	Director
112 North Curry Street
Carson City, NV 89703

Bruce W. Schnitzer	Director
112 North Curry Street
Carson City, NV 89703